EXHIBIT 99.1
                                                                    ------------


FOR RELEASE
THURSDAY, JUNE 8, 2000
CONTACT: MARGARET K. DORMAN
CHIEF FINANCIAL OFFICER
SMITH INTERNATIONAL, INC.
(281) 443-3370

           SMITH INTERNATIONAL, INC. DECLARES DIVIDEND DISTRIBUTION OF
                         PREFERRED SHARE PURCHASE RIGHTS

HOUSTON, Texas (June 8, 2000)....The Board of Directors of Smith International,
Inc. (NYSE, PCX : SII) today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Smith International's common stock, replacing similar rights that will expire on June 19, 2000.

Doug Rock, Chairman and Chief Executive Officer of Smith International, Inc., stated: "The new Rights, like the Rights that are expiring, are designed to assure that all of Smith International's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of Smith International without paying all stockholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment."

The Rights are intended to enable all Smith International stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The Rights will be exercisable only if a person or group acquires 20% or more of Smith International's common stock or commences a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of Smith International's Junior Participating Preferred Stock at an exercise price of $350.

If a person or group acquires 20% or more of Smith International's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Smith International's common shares having a market value of twice such price. In addition, if Smith International is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.




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Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

The Board of Directors is also authorized to reduce the 20% thresholds referred to above to not less than 10%.

The dividend distribution will be made on June 20, 2000, to stockholders of record on that date, and is not taxable to stockholders. The Rights will expire on June 19, 2010.

Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration, production and petrochemical industries through its four principal business units - M-I L.L.C., Smith Bits, Smith Services and Wilson.


                            SMITH INTERNATIONAL, INC.
                                  PO Box 60068
                            Houston, Texas 77205-0068
                                 1-800-US-SMITH